Exhibit 99.1

Contact:	Michael Stick, General Counsel Xerium Technologies, Inc. 508-532-1726 ir@xerium.com
Media:	MaryT. Conway Conway Communications 617-244-9682 mtconway@att.net

XERIUM TECHNOLOGIES REPORTS SECOND QUARTER 2006 RESULTS

Company Announces Fifth Consecutive Quarterly Dividend

YOUNGSVILLE, NC, August 10, 2006 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the second quarter ended June 30, 2006. Highlights for the quarter include:

•	Net sales for the second quarter of 2006 were $154.6 million, a 6.0% increase from $145.9 million for the second quarter of 2005. Excluding currency effects described below, second quarter 2006 net sales increased from those of the second quarter of 2005 by 5.8%.

•	Net income was $11.1 million, or $0.25 per diluted share, for the second quarter of 2006 compared to a net loss of $12.3 million, or $0.33 per diluted share, for the second quarter of 2005. Shares used in computing diluted EPS were 43.9 million for the second quarter of 2006 compared to 36.9 million for the second quarter of 2005. Costs associated with the Company’s IPO and related transactions (“IPO-related Costs”) that affected the results in the second quarter of 2005 were $29.6 million on a pre-tax basis.

•	Net cash generated by operating activities was $18.3 million for the second quarter of 2006, compared to a negative $11.1 million in the same quarter last year, an improvement primarily reflecting IPO-related Costs of $20.7 million in the second quarter of 2005.

•	Adjusted EBITDA (as defined in the Company’s credit facility) increased by $3.9 million to $39.9 million for the second quarter of 2006, compared to $36.0 million for the second quarter of 2005.

•	Cash on hand at June 30, 2006 was $32.5 million, compared to $34.5 million at March 31, 2006, $60.0 million at December 31, 2005, and $51.2 million at June 30, 2005.

•	Separately, the Company announced today that its Board of Directors had declared a dividend of $0.225 per share of common stock payable on September 15, 2006 to shareholders of record as of the close of business on September 5, 2006.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “We are pleased with Xerium’s continued growth in top and bottom line performance. Our results for the second quarter represent a continuation of the sequential sales increases we have produced since the third quarter of 2005, and quarter-to-quarter improvements in operating income since the second quarter of 2005. The solid growth in our clothing segment demonstrates that the production output and inventory issues associated with the transition of our press felt manufacturing to Starkville, Mississippi have been resolved. During the quarter, pricing levels remained firm throughout our business, which we see as a reflection of modest improvements in the economic stability of our customers. Demand for our products remains strong, and we believe that we are finally starting to see the benefits from the new business awards received last year, as well as positive contributions from the new products that we have recently introduced. In addition, our efforts to mitigate the effects of inflation on our business continue to be successful. During the quarter, the effects of inflation on Xerium’s total cost structure, as compared to the second quarter of last year, were limited to an overall rise of approximately 1.5%, including material costs that increased approximately 1.3% as compared to the second quarter of last year.

“Our cash position remains strong, which has enabled us to maintain our dividend at the annual rate we set forth when we went public last year, while at the same time continuing to invest in the business at a rate designed to drive continuing growth. Capital spending plans for 2006 remain generally consistent with previous years at approximately $40 million. In addition to this planned level of capital spending, we expect to invest up to an additional $8.4 million in 2006 for certain expansion projects as permitted under our revised credit agreement.”

Mr. Gutierrez concluded, “Our optimism about the Company’s prospects for 2006 is building. Our view of the markets we serve remains consistent with the outlook we shared with you last quarter, with perhaps more optimism that the improving financial condition of our customers will yield further growth in our business through the balance of the year and into 2007. We had expected overall pricing to be flat to slightly up for this year, and thus far, we have seen no evidence that would cause us to change this expectation. Moreover, our restructuring efforts over the past few years have adjusted our worldwide footprint in a manner that enables us to compete more effectively, while generating measurable cost savings. Our market approach remains unchanged as we believe that our value-added strategy of offering innovative, technologically-advanced products to customers that help them reduce costs while optimizing quality is a winning one for both Xerium and our customers, and it is one which we now see is delivering good results.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•	Capital expenditures for the second quarter of 2006 were $9.5 million, compared to $8.7 million for the second quarter of 2005. Approximately $6.2 million of capital expenditures in this year’s second quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $3.3 million used to sustain the Company’s existing operations and facilities.

•	The Company’s previously implemented cost reduction programs, including plant closures designed to rationalize production among facilities and headcount reductions, were largely completed in 2005. These cost reduction efforts eliminated approximately $1.8 million in cash costs that would have otherwise been incurred during the second quarter of 2006, compared to the Company’s cost structure in the second quarter of 2005.

•	The Company had a foreign exchange loss in the second quarter of 2006 of $1.2 million as compared to a gain of $1.7 million in the second quarter of 2005. Foreign exchange losses in the second quarter of 2006 were principally caused by the change in foreign currency rates on intercompany debt. Foreign exchange gains in the second quarter of 2005 were principally caused by the change in foreign currency rates on intercompany debt and external debt, as under the Company’s previously existing debt facilities, external debt was denominated in currencies other than the functional currency.

•	The Company incurred tax rates of 24% in the second quarter of 2006 and 27% for the first half of 2006. These amounts are net of a tax benefit of $1.0 million realized in June 2006 reflecting a reversal of a previously-established valuation allowance in the United Kingdom.

The following table presents net sales for the second quarters of 2006 and 2005 by segment and the effect of currency on pricing and translation on second quarter 2006 net sales:

			Increase in Net Sales from Q2 2005 to Q2 2006	Increase in Q2 2006 Net Sales due to Currency Translation*			**Change in Q2 2006 Net Sales Due to Currency Effects on Pricing	Percent increase in Net Sales from Q2 2005 to Q2 2006 Excluding Effect of Currency on Pricing and Translation
	Net Sales Three Months Ended June 30,				Percent increase in Net Sales from Q2 2005 to Q2 2006
	2006	2005			Total	Excluding currency translation effect
Clothing	$99.8	$96.1	$3.7	$1.7	3.9%	2.1%	$(1.8)	4.0%
Roll Covers	54.8	49.8	5.0	0.4	10.0%	9.2%	—	9.2%
Total	$154.6	$145.9	$8.7	$2.1	6.0%	4.5%	$(1.8)	5.8%

* Increase in second quarter 2006 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the second quarter of 2005 from (ii) net sales for the second quarter of 2005 at the applicable average foreign currency exchange rate for the second quarter of 2006.

** Change in the second quarter 2006 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

•	Clothing segment sales during the second quarter of 2006 increased 3.9% to $99.8 million from $96.1 million in the comparable period last year. Excluding the currency effects described above, in the second quarter of 2006 clothing segment sales would have increased 4.0% as compared with the second quarter of 2005. Segment sales in the second quarter of 2006 were diminished by a decline in equipment sales of $1.8 million compared to the prior year quarter.

•	Pricing increased marginally compared with second quarter 2005 levels and remained consistent with first quarter 2006 levels.

•	Gross margins for the clothing segment increased to 43.0% for the second quarter of 2006 from 40.5% for the second quarter of 2005, reflecting product mix, benefits from the Company’s cost reduction programs and production efficiencies.

•	As expected, operating inefficiencies experienced at the Starkville plant declined by slightly less than 30% to approximately $1.0 million in the second quarter of 2006, from $1.4 million in the first quarter of 2006. These operating inefficiencies are expected to be eliminated over the remainder of 2006.
•	Clothing segment earnings for the second quarter 2006 of $27.5 million increased by 12.2% compared to the prior year quarter of $24.5 million.

Roll Covers Segment Commentary

•	Roll covers segment sales during the second quarter of 2006 increased 10.0% to $54.8 million from $49.8 million in the comparable period last year, due to improved market conditions and the acquisition of Coldwater Covers, Inc. Excluding the currency effects described above, in the second quarter of 2006 roll covers segment sales would have increased 9.2% from the second quarter of 2005.

•	Pricing declined marginally compared with second quarter 2005 levels and remained consistent with first quarter 2006 levels. Modest price increases implemented during the first quarter of 2006 have not yet taken full effect.

•	Gross margins were 40.5% in the second quarter of 2006, compared to 42.0% in the second quarter of 2005, as benefits from cost reduction programs and improved market conditions were offset by slightly lower pricing and the significant shift in product mix away from higher-margin rubber roll covers that has been previously reported. The Company believes that the pace of this shift is slowing.

•	Roll covers segment earnings for the second quarter 2006 of $15.4 million increased by 17.6% compared to the prior year quarter of $13.1 million.

SIX MONTHS RESULTS

•	Net sales for the first half of 2006 were $301.3 million, a 1.2% increase from $297.8 million for the first six months of 2005. The total impact of currency fluctuations on net sales for the first six months of 2006, as compared to the first half of 2005, was a decrease of $5.0 million, including $1.6 million from currency translation and $3.4 million from the effect of currency on pricing. Excluding these currency effects, first half 2006 net sales increased from those of the first half of 2005 by 2.9%.

•	Net income was $20.7 million, or $0.47 per diluted share, for the first six months of 2006, compared to a net loss of $4.1 million, or $0.12 per diluted share, for the same period of 2005. Shares used in computing diluted EPS were 43.8 million for the 2006 period, compared to 34.0 million for 2005 period. IPO-related Costs that affected the net loss in the second quarter of 2005 were $29.6 million on a pre-tax basis.

•	Net cash generated by operating activities was $22.0 million for the first six months of 2006, compared to $6.6 million in the same period last year. IPO-related costs had an impact on net cash generated by operating activities in the first half of 2005 of $20.7 million.

•	Adjusted EBITDA (as defined in the Company’s credit facility) was $77.4 million for the first six months of 2006, compared to $80.1 million for the first half of 2005.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow, Friday, August 11, 2006, beginning at 8 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-866-362-5158, using passcode 79582497, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-597-5397, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 36 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for period ended December 31, 2005 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

— Financial Tables Follow —

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30, June 30, 30, June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$154,602	$145,850	$301,334	$297,777
Costs and expenses:
Cost of products sold	89,465	86,092	174,494	172,894
Selling	19,174	17,459	37,739	35,232
General and administrative	17,050	39,988	33,670	53,778
Restructuring	176	5,332	398	10,508
Research and development	2,364	2,692	4,925	5,074

	128,229	151,563	251,226	277,486

Income (loss) from operations	26,373	(5,713)	50,108	20,291
Interest expense	(10,916)	(13,649)	(21,550)	(29,260)
Interest income	385	312	1,008	463
Foreign exchange gain (loss)	(1,196)	1,670	(1,332)	5,048
Loss on early extinguishment of debt	—	(4,886)	—	(4,886)

Income (loss) before provision for income taxes	14,646	(22,266)	28,234	(8,344)
Provision (benefit) for income taxes	3,513	(9,918)	7,563	(4,263)

Net income (loss)	$11,133	$(12,348)	$20,671	$(4,081)

Net income (loss) per share:
Basic	$0.25	$(0.33)	$0.47	$(0.12)

Diluted	$0.25	$(0.33)	$0.47	$(0.12)

Shares used in computing net income (loss) per share:

Basic	43,748,857	36,880,379	43,737,041	33,963,138

Diluted	43,878,315	36,880,379	43,848,143	33,963,138

Cash dividends per common share:	$0.225	$—	$0.45	$—

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$32,462	$59,976
Accounts receivable (net of allowance for doubtful accounts of $3,364 at June 30, 2006 and $2,277 at December 31, 2005)	109,620	101,623
Inventories	106,663	96,713
Prepaid expenses	8,072	5,507
Other current assets	23,153	14,387

Total current assets	279,970	278,206
Property and equipment, net	379,732	362,118
Goodwill	312,463	298,495
Intangible assets and deferred financing costs, net	39,885	38,356
Other assets	5,912	6,741

Total assets	$1,017,962	$983,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$12,299	$9,523
Accounts payable	33,357	37,940
Accrued expenses	47,203	54,825
Current maturities of long-term debt	7,789	8,582

Total current liabilities	100,648	110,870
Long-term debt, net of current maturities	643,382	631,027
Deferred taxes	40,917	37,369
Pension, other postretirement and postemployment obligations	99,215	95,304
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares outstanding as of June 30, 2006 and December 31, 2005	—	—
Common stock, $.01 par value, 150,000,000 shares authorized; 43,799,662 shares and 43,725,093 shares outstanding as of June 30, 2006 and December 31, 2005, respectively	438	437
Paid-in capital	200,540	199,285
Accumulated deficit	(63,662)	(64,567)
Accumulated other comprehensive loss	(3,516)	(25,809)

Total stockholders’ equity	133,800	109,346

Total liabilities and stockholders’ equity	$1,017,962	$983,916

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows—(Unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2006	2005
Operating activities
Net income (loss)	$20,671	$(4,081)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	1,557	15,977
Depreciation	20,094	20,623
Amortization of intangibles	2,199	2,112
Deferred financing cost amortization	1,700	686
Unrealized foreign exchange (gain) loss on revaluation of debt	1,857	(6,025)
Deferred taxes	5,140	132
Deferred interest	—	813
Asset impairment	—	175
Loss on early extinguishment of debt	—	4,886
(Gain) loss on disposition of property and equipment	47	(157)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	(2,406)	3,590
Inventories	(4,562)	148
Prepaid expenses	(2,221)	(4,380)
Other current assets	(3,802)	60
Accounts payable and accrued expenses	(16,739)	(29,203)
Deferred and other long term liabilities	(1,486)	1,287

Net cash provided by operating activities	22,049	6,643

Investing activities
Capital expenditures, gross	(17,615)	(15,523)
Proceeds from disposals of property and equipment	66	5,428
Payment for acquisition, net of cash acquired	(6,933)	—
Other	32	(50)

Net cash used in investing activities	(24,450)	(10,145)

Financing activities
Net increase in borrowings (maturities of 90 days or less)	2,169	114
Proceeds from borrowings (maturities longer than 90 days)	155	650,000
Principal payments on debt	(9,380)	(744,621)
Issuance of common stock	—	160,791
Redemption of common stock	—	(4,551)
Cash dividends on common stock	(19,693)	—
Costs related to public offering and refinancing	—	(32,418)
Other	(1,204)	(1,153)

Net cash provided by (used in) financing activities	(27,953)	28,162
Effect of exchange rate changes on cash flows	2,840	2,490

Net increase (decrease) in cash	(27,514)	27,150
Cash and cash equivalents at beginning of period	59,976	24,002

Cash and cash equivalents at end of period	$32,462	$51,152

Supplemental schedule of noncash investing and financing activities:
The Company purchased all of the capital stock and manufacturing facility of Coldwater Covers, Inc. for $6,982 and assumed liabilities as follows:
Fair value of assets acquired	$7,041	$—
Cash paid for capital stock and manufacturing facility	(6,982)	—

Liabilities assumed	$59	$—

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income before interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is defined in the credit facility of Xerium Technologies and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or related impairment expenses (not to exceed $11 million in 2005, $4 million in 2006, $3.5 million in 2007 and $1.5 million in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,
(in thousands)	2006	2005
Net cash provided by (used in) operating activities	$18,335	$(11,148)
Interest expense, net	10,531	13,337
Net change in operating assets and liabilities	8,054	28,255
Income tax provision (benefit)	3,513	(9,918)
Stock-based compensation	(779)	(15,977)
Deferred financing cost amortization	(777)	(440)
Deferred taxes	(853)	867
Deferred interest	—	(285)
Asset impairment	—	(175)
Loss on early extinguishment of debt	—	(4,886)
Gain (loss) on disposition of property and equipment	(69)	166
Unrealized foreign exchange (gain) loss on indebtedness, net	(1,465)	2,254

EBITDA	36,490	2,050
Loss on early extinguishment of debt	—	4,886
Expenses related to debt or equity financings	—	7,820
Unrealized foreign exchange gain (loss) on indebtedness, net	1,465	(2,254)
Restructuring expenses (A)	176	5,824
Non-cash compensation and related expenses	779	15,977
Non-recurring expenses resulting from cost reduction programs (B)	1,030	1,731

Adjusted EBITDA	$39,940	$36,034

	Six Months Ended June 30,
(in thousands)	2006	2005
Net cash provided by operating activities	$22,049	$6,643
Interest expense, net	20,542	28,797
Net change in operating assets and liabilities	31,216	28,498
Income tax provision (benefit)	7,563	(4,263)
Stock-based compensation	(1,557)	(15,977)
Deferred financing cost amortization	(1,700)	(686)
Deferred taxes	(5,140)	(132)
Deferred interest	—	(813)
Asset impairment	—	(175)
Loss on early extinguishment of debt	—	(4,886)
Gain (loss) on disposition of property and equipment	(47)	157
Unrealized foreign exchange (gain) loss on indebtedness, net	(1,857)	6,025

EBITDA	71,069	43,188
Loss on early extinguishment of debt	—	4,886
Expenses related to debt or equity financing	—	7,820
Unrealized foreign exchange gain (loss) on indebtedness, net	1,857	(6,025)
Restructuring expenses (A)	398	11,000
Non-cash compensation and related expenses	1,557	15,977
Non-recurring expenses resulting from cost reduction programs (B)	2,474	3,303

Adjusted EBITDA	$77,355	$80,149

(A) Restructuring expenses, plus related reserves for inventory of $696 in connection with plant closings which are classified in cost of products sold, that can be added back to determine Adjusted EBITDA were capped at $11,000 for 2005.

(B) In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three and six months ended June 20, 2006 and June 30, 2005. These fees, expenses and charges include certain operating costs incurred in connection with the transition of production operations from a closed facility to another facility.